                                                                   Exhibit 10.45
                         LETTERHEAD               TEAG
                                                  Thuringer Energie AG


                                RENTAL AGREEMENT

between                TEAG Thuringer Energie AG
                       Schwerborner Str. 30
                       99087 Erfurt

                                               -hereinafter called the "Owner"-

and                    Brooks Automation GmbH
                       Goschwitzer Strasse 25
                       07745 Jena
represented through:   Harald Hanne, General Manager

                                               -hereinafter called the "Tenant"-

For this lease relationship, the parties have agreed on the following terms:

                                   SECTION 1
                             RENTAL OBJECT/PROPERTY

(1) The Owner is in possession of the premises in Jena, Rudolstadter Strasse 41 (Burgau boundaries, cadastral area 3, title number 324/5).

(2) On the premises named above, one storage hall and one open space area will be made available for chargeable use by the Tenant as specified in Appendix 1 of this Rental Agreement.

(3) The Tenant will use the rental object as a storage and workshop facility for his own business operations. The hall is equipped with five high racks, four rack serving installations and two rolling doors.

(4) Furthermore, the hall contains an installed crane (deenergized), which has no TUV-certification (=German Technical Inspectorate) and is therefore not operational. It is not included in this Rental Agreement, but will remain stationed in the storage hall.

(5) The Owner allows the Tenant to install his own pass-key system for storage hall entries and internal rooms.

(6) The access route to the Jena power station may be co-used by the Tenant. All vehicle motion on this route is subject to the German Road Traffic Act. Vehicles and related equipment may only be parked on the 1100 m(2) free-space area which is part of this Agreement (Appendix 4).

(7)  The rental object is placed at the Tenant's disposal without furniture.

                                   SECTION 2
                                  LEASE PERIOD

(1) This lease relationship commences on August 1, 2000. It is valid for an initial two-years term - ending on August 31, 2002 - and will extend by twelve more months unless terminated three months before expiry of the valid lease period.

(2)  A termination note must be served in writing to be effective.

(3) The Tenant's continued use of the rental object after expiry of the official lease period will not extend this lease relationship.


                                   SECTION 3
                           TERMINATION WITHOUT NOTICE

(1) The Owner may at his own option terminate this lease relationship on substantial grounds, without serving notice, if the Tenant fails to meet his contractual obligations. This will notably apply if:

     (a) the Tenant defaults - for more than one month - in payable rents of a sum that is greater than one monthly rate, or if he fails to pay rentals in an amount corresponding to the rental rate that is due for one month during a period which extends over more than one month.

          This termination option will be null and void if the Owner's claims are satisfied before the termination is officially declared.

     (b) the Tenant, despite a warning note by the Owner, continues in breach of this Agreement and uses the rental object/property in such a way that the Owner's rights are essentially violated.

     (c) contractual obligations are violated through Tenant's own fault, and notably, domestic privacy principles are disregarded to such a serious extent that the Owner cannot be reasonably expected to continue this lease relationship any longer.

     (d) the Tenant assigns his right to use the rental object/property to a third party without approval of the Owner.

     (e) the Tenant suspends his payments or insolvency proceedings are instituted over his capital assets or the institution of insolvency proceedings is rejected for lack of funds.

(2) In the event of Owner's termination without notice, the tenant will be liable for consequential losses in rental payments until the lease period (stipulated under Section 2 above) expires, which time will not exceed a maximum of one year.

                                   SECTION 4
                        RENTAL RATE AND INCIDENTAL COSTS

(1) For utilization of the rental object, the Tenant will be charged a monthly rental rate of 6,880.00 DM plus legally binding VAT (currently 16% = 1,100.80 DM). An itemized breakdown list of rental rate components is contained in Appendix 1 of this Rental Agreement.

(2) In accordance with Appendix 2 of this Rental Agreement, the Tenant will also be required to make advance payments of incidental expenses at the monthly rate of 1,613.30 DM (plus legally binding VAT, currently 16% =
     258.13 DM). The level of advance payments will be adjusted to actual consumption figures at annual intervals. Incidental running expenses will be cleared once a year.

(3) On aggregate, the monthly payable rental rate corresponds to 8,493.30 DM plus legally binding VAT (currently 16% = 1,358.93 DM).


                                   SECTION 5
                  PAYMENT OF RENTAL RATES AND INCIDENTAL COSTS

(1) Rental rates and incidental costs are due for monthly advance payment to be effected not later than on the third working day of each calendar month. Payable sums shall be credited to the Owner's account at Deutsch Bank AG
     Erfurt:

          account no.:   133 88 88
          bank code:     820 700 00
          reason for payment: 1. customer no.     15 122 445
                              2. contract no.     25 138 538.

(2) For timely transfer of due sums, the receiving date, not the dispatch date of payment, is significant.

(3) In the event of a default in payment, the Owner may charge reasonable collection expenses and default interests. This will not affect his right to claim compensation of other damage.

(4) The Owner may, at his sole option and regardless of the Tenant's explanatory statements, set off any of the Tenant's payments against any other outstanding sums under this Agreement or under any other agreement which he has closed with the Tenant. This must be done in the order as prescribed in paragraph 366, clause 2 of the German Civil Code.

(5) The Tenant will not be entitled to set off any claim made on the part of the Owner against his own counter-claim nor to exercise any right of retention or diminution. This shall not include claims for repayment of rentals paid in excess of the official rates or due to unlawful behavior on the Owner's part (under the terms of paragraphs 366 and 367 of the German Civil Code).

                                   SECTION 6
                           VALUE PRESERVATION CLAUSE

(1) If the cost-of-living index issued by the German Federal Bureau of Statistics for four-person employee households of middle-bracket income (which quotes one hundred points for the reference year of 1991) increases or decreases by more than five percent against the level on validation date of this Agreement, either contracting party may demand that negotiations be held for an adequate adjustment of the rental rate.

(2) In the event of any further downward or upward revision of the price index by more than five percent against the level of the latest rental adjustment, either contracting party may demand that an adequate readjustment of the rental rate be renegotiated.

(3) The renegotiated rental rate must be reasonably matched to the total amount of change in index.

(4) An adjusted rental rate is due for first payment on the first day of the month which follows the month in which the other contracting party was notified of a change in living index.


                                   SECTION 7
            UTILIZATION OF RENTAL OBJECT - SUBLEASING AND SUBRENTING

(1) The Tenant acknowledges that the rental object is in a proper condition (conforming to contractual terms).

(2) The Tenant is allowed to use the leased facility rooms and floors for the business purposes described in paragraph 1 clause 3. Any use of the rental object other than specified therein shall require the Owner's prior written consent.

(3) The rental object may only be subleased or subrented if the Tenant has procured the Owner's express approval. The same will apply if he intends to assign his right for utilization of the rental object to a third party.

(4) In the event of subrenting or utilization assignment with Owner's approval, the Tenant will be held liable for any action or omission of action on the part of his subtenant or the party to which he has transferred his right for utilization of the rental object. In the event of unauthorized subrenting, the Owner may terminate this Agreement.

(5) Constructional or operating conditions imposed on the Tenant in accordance with the business he pursues in the rental object must be fulfilled by the Tenant at his own cost.


                                   SECTION 8
                     MAINTENANCE AND LEASEHOLD IMPROVEMENTS

(1) Work of any kind required to maintain or repair the rental object shall be carried out at the Tenant's own expense. This shall not affect the terms of clause 2.

     During the term of this lease relationship, the Tenant will also be required to perform necessary 'cosmetic' repairs in a proper quality. He will do this at his own expense.

(2) On identifying any damage of the rental object, the Tenant shall promptly notify the Owner or his authorized representative hereof. In the event of consequential damage due to delayed notification of a damage, the Tenant will be held liable. If there is imminent danger, the Tenant himself will be responsible for taking necessary action in order to protect the Owner from irreversible damage.

(3) The Tenant will be liable for any damage that is caused through his own fault because of an infringement of his duty to exercise due care.

(4) The Tenant will equally be liable in the event of damage caused through the fault of his agents or aids, subtenants, visitors, suppliers, craftsmen, etc. He shall furnish evidence that a damage has occurred through no fault of these persons.

(5) Any damage due to faulty behavior of the Tenant must be removed at once. If, despite a written delinquency note, he fails to meet this requirement within a reasonable period of time, the Owner may have necessary repair works performed at the Tenant's expense. If there is imminent danger of further damage, he may refrain from serving a written delinquency note or setting a time limit for damage removal.

(6) To make constructional changes, notably leasehold improvements, facility installations and upgrades, etc., the Tenant shall seek the prior written approval of the Owner. Having received such approval of the Owner, he will be responsible for procuring all necessary permissions from governmental organizations and bodies. He will bear all related costs and those of construction work to be carried out. Structural alterations must in no case impair the safety of the building under lease. The Owner will provide no compensation for expenses of this kind incurred on the Tenant's part.

(7) The Tenant is liable for any damage resulting from construction work performed at his order.

                                   SECTION 9
                 REPAIR WORK OR STRUCTURAL ALTERATIONS BY OWNER

(1) To preserve the rental object in a proper condition, avert imminent danger or remove existing damage, the Owner may perform necessary repair work and structural alterations: He does not require the Tenant's consent in such cases. This will also apply for work which is not urgently necessary, but appropriate at the given point of time, for example, for modernization of the building and rented rooms.

     The Tenant shall ensure that affected rooms are accessible at any time. He shall not prevent nor delay the execution of such work.

(2) For work which must be tolerated by the Tenant under contractual terms, the compensation of damage, setting off, diminution or retention of rental services shall be excluded, provided however that the Owner shall reasonably take into account the Tenant's business concerns.

(3) If structural changes or leasehold improvements become necessary under revised legal requirements or governmental regulations, the Tenant shall bear all related costs inasmuch as these alterations and improvements are required to meet the standards in his trade.

                                   SECTION 10
                         OWNER'S ACCESS TO RENTED ROOMS

(1) During normal business hours, the Owner or his authorized representative are entitled to enter the rented room facilities for inspection of their state or for other important reasons. In the event of imminent danger, he may access these rooms at any time day or night.

(2) If the Owner intends to sell the leased premises or if the lease relationship was terminated, he or his authorized representative may enter the rented rooms together with the prospective buyer or tenant during normal business hours.

(3) The Tenant shall ensure that rented rooms can be accessed by the Owner also during his absence. Before periods of foreseeable absence, he shall deposit the keys at the Jena power station guardpost.


                                   SECTION 11
                                  OWNER'S LIEN

(1) The Tenant declares that all stock and material assets he holds at the moment of moving in are his unlimited property and are in no way pledged or hypothecated.

(2) Should installed stocks or material assets be seized by a third party, the Tenant will promptly notify the Owner.

(3) As a surety/guarantee for observation of his contractual commitments and/or satisfaction of indemnification claims by the Owner, the Tenant will deposit an amount of three monthly gross rental rates (= 24,000.00
     DM).


                                   SECTION 12
                          TERMINATION OF LEASE PERIOD

(1) On termination of the lease period, the rental object shall be returned to the Owner complete with all keys in the same condition, in which it was made available at the beginning of this lease relationship. Failure to do so will entitle the Owner to have the rented rooms opened and new locks or keys manufactured at the cost of the Tenant.

(2) Installations or facilities built into the rental property can be removed by the Tenant, provided that the Owner may demand that such installations or parts thereof remain at their respective places on termination of this lease relationship if the Owner pays a redemption sum that is commensurate with their current market value. In this case, the Tenant will have no right of seizure. The Tenant's leasehold improvements must be removed by the Tenant until the rental object has been restored to its original condition, unless the Owner agrees that such items may remain in the rental object without payment of compensation.

(3) The Owner and Tenant will specify to each other those leasehold improvements and installations which are to be removed or left behind. This will be done at an early enough point in time to allow respective arrangements to be made before the rented property is cleared. If the Owner decides not to reuse the Tenant's installations, the Tenant will be required to restore the rental object by the time of contract termination to a condition in which it was made available to him at the time of handing over.

                                   SECTION 13
                                   LIABILITY

(1) The Owner assumes no owner's liability for any kind of technical equipment, fixtures or facilities which are installed by the Tenant.

(2) The Tenant will be held liable for any damage which can be shown to have been caused through the fault of his personnel or other third parties acting on his behalf, especially damage resulting from soil and groundwater contamination.

     Liability will be restricted to compensation for the particular damage.



                                   SECTION 14
                                   INSURANCE

(1) It will be the Tenant's responsibility to provide adequate insurance against all possible risks. He will do this at his own cost and maintain such insurance contracts for the entire term of this lease relationship. This will especially apply if he stores or uses - for the conduct of his business - environmentally hazardous substances on the leased premises.



                                   SECTION 15
                      OBLIGATION TO PROVIDE TRAFFIC SAFETY

(1) It is the Tenant's sole responsibility to provide general safety of vehicle motion on the rented property area.

(2) With regard to their mutual relations, the Tenant agrees to indemnify the Owner against any claims which may result from a breach of his own duty to secure safe traffic motion on the territory of the rental object.



                                   SECTION 16
                              OTHER UNDERSTANDINGS

(1) The Tenant will be responsible for providing preventive maintenance and technical safety of the high racks, the rack serving installation and the rolling doors which are part of the rental object. He will to ensure that these rental items are properly treated.

 (2) In accordance with a certificate about recurring checks of the rack serving installation, the Owner allows a reduced travel length. The individual test certificates (for sectional gates and rack serving installation) are attached to this Rental Agreement.

 (3) The Tenant is allowed to install his own telephone plant and data processing system at his own expense.

 (4) The costs of clearing access routes to the rental object in winterly conditions will be charged as effectively accrued.

 (5) The storage hall is made available without heating. Connection ports for water and waste are provided.

 (6) The Owner declares his consent that toilet and lavatory facilities plus a heating plant may be installed in the rental object. Related costs must be born by the Tenant.

 (7) The Owner will assist in actions to coordinate connection to the long-distance heat supply net of Stadtwerke Jena GmbH (municipal energy supply works).

 (8) This Rental Agreement constitutes the sole understanding between the parties.

 (9) The cancellation, or any alteration or amendment of this Agreement shall be in writing to be effective. This shall also apply in the event of new agreements about the foregoing written-form requirement. No claim which the Tenant may legally have to the Owner may be assigned to any third party.

(10) The Tenant will be required to observe the guidelines issued by the Association of Property Insurers (VdS) regarding fire protection, environmental protection, order and cleanliness. On signing this Agreement, he acknowledges the General Safety Standards of Fire Insurers for Factories and Commercial Plants (ASF), which is a necessary precondition for its validation.

(11) The Tenant is obliged to hand a name list of personnel he employs in, and a list of vehicles regularly moving to and from the rental object, to the Owner for control by the guardpost of the Jena power station. These lists must be updated.

                                   SECTION 17
                                  HOUSE RULES

     On signing this Agreement, the Tenant acknowledges the Owner's house rules described in Appendix 3 hereof as a necessary precondition for this contractual relationship to be in full force and effect.

                                   SECTION 18
                                  EURO CLAUSE

(1) It is the parties' common understanding that DM amounts payable hereunder will not be influenced by the ultimate introduction of the Euro as the sole legal means of payment.
     Before the abolition of the DM currency as legal means of payment, the Owner may, at his own choice, charge all contractually payable amounts either in DM or EUROs, and the Tenant is equally free to pay in DM or EUROs. Any payables, especially the contractually stipulated money rates, will be deemed to convert to EURO equivalents as soon as the EURO becomes the sole legal means of payment for Germany. Conversion will be in accordance with the official conversion rate defined by the Council of the European Union through article 109, lit. 1, clause 4 of the Foundation Treaty of the European Union.

(2) The parties agree that EURO conversion will constitute no legal basis for any claims to terminate, withdraw from, dispute or amend this Agreement.

                                   SECTION 19
                                  SEVERABILITY

(1) Should any provision of this Agreement be held ineffective, this will not affect the balance of provisions which will remain in full force and effect.

(2) The parties will work together to reach an agreement which replaces such ineffective provision with another legally binding one that comes closest in terms of contents and economic significance.

                                   SECTION 20
                      PLACE OF FULFILMENT AND LEGAL VENUE

The competent court of jurisdiction in Erfurt will be regarded as the place of fulfilment and legal venue.

Appendices: 1 to 7

Erfurt on August 9, 2000                                 Jena on August 2, 2000

TEAG Thuringer Energie AG

Signed: pp. Briesemeister pp. Schneider
-Owner-                                                  -Tenant-

                                                         Signed:  H. Hanne
                                                                  pp. Kohler

                                   APPENDIX 1

                           TO RENTAL AGREEMENT 1-1910

730 m(2) storage hall                     6.00 DM/m(2)         4,380.00 DM

4 rack serving plants and 5 high racks                         1,400.00 DM

1100 m(2) hard-surface open area          1.00 DM/m(2)         1,100.00 DM

TOTAL NET RENTAL RATE:                                         6,880.00 DM

plus legally binding VAT (currently 16%)                       1,100.80 DM

                                   APPENDIX 2

                           TO RENTAL AGREEMENT 1-1910

ADVANCE PAYMENT OF INCIDENTAL COSTS
-----------------------------------

1.   ELECTRICAL ENERGY
     Charged according to consumption,
     per separate invoice

2.   HEATING
     To be paid by Tenant

3.   WATER/WASTE WATER                                       0.20 DM/m(2)
     (according to consumption)

4.   WASTE DISPOSAL
     To be arranged and paid by Tenant

5.   CLEANING & SWEEP SERVICES                               1.30 DM/m(2)

6.   SWEEP MACHINE DEPLOYMENT                                0.14 DM/m(2)
     (proportional flat-rate 100.00 DM/m(2))

7.   GUARDING & SECURITY SERVICES                            0.12 DM/m(2)
     Monthly 1,021.80 DM

8.   WINTER SERVICES ON OPEN AREA
     (charged as effectively rendered)

9.   PROPERTY TAX                                            0.20 DM/m(2)
                                                             0.15 DM/m(2)

10.  INSURANCES                                              0.11 DM/m(2)

11.  MAINTENANCE FOR ROLLER DOORS AND RACK SERVICING PLANT
     To be arranged and paid by Tenant

12.  FIRE EXTINGUISHER CHECKS
     To be arranged and paid by Tenant

TOTAL.                            2.22 DM/M(2) x 730 M(2) = 1,620.60 DM

plus legally binding VAT (of currently 16%)                   259.30 DM

                                   APPENDIX 3

                           TO RENTAL AGREEMENT 1-1910


                                  HOUSE RULES

between                  TEAG Thuringer Energie AG
                         Schwerborner Str. 30
                         99087 Erfurt

and                      Brooks Automation GmbH
                         Goschwitzer Strasse 25
                         07745 Jena
represented through:     Harald Hanne, General Manager


ACKNOWLEDGEMENT OF HOUSE RULES

These House Rules are part of the Rental Agreement specified in the headline above. The Owner reserves his right to make modifications or amendments to the House Rules if deemed in the interest of the Tenant. Any such modification or amendment will be an integral part of the Rental Agreement if duly notified to the Tenant.

The Tenant hereby accepts that the House Rules are binding for him. Any violation thereof will be considered as non-conforming usage of the rental object. In the event of serious or repeated violation, the Owner may, at his option, terminate the lease relationship without serving due notice. Replacement of any damage which is due to the violation or non-fulfilment of a reporting duty, will be the responsibility of the Tenant.


GENERAL REGULATIVE PROVISIONS

The Tenant shall utilize the rented rooms and areas in no other way than stipulated under this Agreement. He shall carefully clean and ventilate them. Sound protection and environment protection requirements must be properly met. He must take care that other tenants will not be molested by gas, vapors, smells, fumes, noise, black carbon, etc. In the event of failure to comply, the Tenant will be held responsible.

Preventive care measures for floor areas in the rented rooms must exclude any possibility of damage. Soft padding supports should be used to avoid indentation marks.

No objects may be deposited or stored outside of the rented rooms, i.e. in room facilities or on open areas which are co-shared with others. Even if express approval has been obtained from the Owner, the Tenant will still be liable for any damage resulting from items stored in these places. In addition, the Tenant is prohibited from performing any work outside of the rented rooms.

Vehicles in possession of the Tenant may only be parked on specially designated areas by permission of the Owner. Third-party vehicles are allowed to stay on the premises only for as long as required to load or unload their freight. For non-compliance with these rules, the Owner may - notwithstanding his other rights - charge the Tenant an adequate penalty.

If the Tenant moves out, whether fully or partly, before this Agreement expires, he shall return the key to the Owner or the Owner's authorized representative. This will even apply if he has left some of his stock in the rented rooms, but the number and nature of belongings left behind indicate his intention for lasting removal from the rooms under lease. In this case, the Owner will be entitled to take possession of the rented rooms even before these are finally cleared.

TENANT'S DUTY TO EXERCISE REASONABLE CARE

Will include the following:

- Keep the floors dry and treat them properly.

- Prevent damage to water supply and removal systems, electrical installations and other in-house facilities, avoid clogging of drain pipes.

- Promptly report any disturbance at these installations.

- Keep doors and windows firmly shut in the event of storm, at night and during absence.

- Do not make any change in the rental property, unless special approval has been obtained from the Owner; especially refrain from changes in installations (including electrical ducting) or knocking any nails (screws) hooks, etc. into wooden shieldings of any kind.

- Carefully store and treat all keys with accessory parts.

- Absence will not relieve the Tenant of his duty to take anti-frost precautions.

FIRE PROTECTION REQUIREMENTS

All statutory and governmental requirements of a general technical nature, especially those issued by the construction supervision authority and the fire department, must be observed.

Naked light is not allowed. All official prescriptions, especially those regarding the storage of inflammable materials must be considered and observed by the Tenant.

HEATING INSTALLATIONS

If required for reasons of the outer temperature, the installed heating plant will be kept in normal operating condition.

As a guideline, all major utilized rooms will be heated up to a level of +20 degrees Celsius. For as long as the heating period lasts, the Tenant shall keep all doors and windows - even those of unheated rooms - firmly closed. Ventilation should be performed moderately to avoid major temperature drops inside the rooms. No heating can be expected during the period from May 1 to September 30. Existing hot water supply installations will be kept in a normal operating condition.


Erfurt on August 9, 2000                     Jena on August 2, 2000

TEAG Thuringer Energie AG




Signed: pp. Briesemeister  pp. Schneider

- Owner -                                    - Tenant -

                                             Signed   H. Hanne
                                                      pp. Kohler